Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 File No. 333-175637 and Form S-8 File No. 333-175635) of Cooper-Standard Holdings Inc. of our reports dated February 28, 2013 with respect to the 2012 consolidated financial statements and schedule of Cooper-Standard Holdings Inc. and the effectiveness of internal control over financial reporting of Cooper-Standard Holdings Inc. as of December 31, 2012 included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Detroit, Michigan

February 28, 2013